Exhibit 4.5

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is dated as of August 17, 2012 (this “Agreement”), between SearchMedia Holdings Limited, a Cayman Islands exempted company (the “Company”), and the purchasers whose names and addresses are set forth on the signature pages hereto (individually, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company desires to sell to each Purchaser, and each Purchaser desires to purchase from the Company, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), on the terms and subject to the conditions set forth in this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

Article 1

Purchase and Sale of Common Stock

1.1 Purchase and Sale of the Shares. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell an aggregate of 10 million shares (the “Shares”) to the Purchasers at a per share purchase price of US$1.00 (the “Per Share Purchase Price”). Each Purchaser hereby agrees to purchase from the Company the number of shares set forth below such Purchaser’s name on the signature page hereto (the “Purchaser Shares”), for an aggregate purchase price equal to the number of shares purchased by such Purchaser multiplied by the Per Share Purchase Price (the “Purchase Price”). Each Purchaser’s agreement to purchase hereunder shall be several and not joint.

1.2 Closing; Deliverables. The first closing of the issuance and sale of the Shares (the “First Closing”) shall take place at 4400 Biscayne Boulevard, Miami, Florida on August 17, 2012, or as soon as possible thereafter (the “First Closing Date”). Subject to the terms and conditions of this Agreement, the Purchasers agree to purchase at the First Closing and the Company agrees to sell and issue to the Purchasers or its nominees and assignees at the First Closing not less than 5,000,000 Shares (the “First Closing Shares”) for a purchase price of not less than US$5 million (the “First Purchase Price”), provided that the Company will not issue any fractional Shares.

The second closing shall take place on the date that is no later than September 30, 2012 (the “Second Closing Date” and collectively with the First Closing Date, “Closing Dates” and each a “Closing Date”) at 4400 Biscayne Boulevard, Miami, Florida (the “Second Closing”, and collectively with the First Closing, a “Closing”). Subject to the terms and conditions of this Agreement, the Purchasers agree to purchase at the Second Closing and the Company agrees to sell and issue to the Purchasers at the Second Closing not more than 5,000,000 Shares (the “Second Closing Shares”) for a purchase price of not more than US$5 million (the “Second Purchase Price”), provided that the Company will not issue any fractional Shares.

At each Closing, the Company shall issue, deliver or cause to be delivered to the Purchasers the following documents (the “Company Deliverables”):

1.2.1	this Agreement, duly executed by the Company;

1.2.2	a copy of the Company’s irrevocable instructions to its transfer agent instructing the transfer agent to deliver one or more stock certificates evidencing the Shares, inclusive of such restrictive and other legends as set forth in Section 6.1 hereof;

1.2.3	a certificate of the Secretary of the Company, dated as of each Closing Date, (i) certifying the resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the issuance of the Shares, (ii) certifying the current versions of the memorandum and articles of association, as amended, and by-laws, as amended, of the Company, and (iii) certifying as to the signatures and authority of persons signing the transaction documents and related documents on behalf of the Company;

1.2.4	a certificate evidencing the formation and good standing of the Company in the Cayman Islands issued by relevant authority of such jurisdiction, as of a date within two (2) business days of each Closing Date;

1.2.5	a certified copy of the memorandum and articles of association, as certified by a director of the Company, as of a date within three (3) business days of each Closing Date; and

1.2.6	notices to convert the existing convertible promissory notes entered into by the Company in the principal amount of US$3,000,000, as well as any applicable interest thereon, into Shares, executed by the noteholders.

At each Closing, each Purchaser shall deliver or cause to be delivered to the Company the following (the “Purchasers Deliverables”):

1.2.7	this Agreement, duly executed by each Purchaser; and

1.2.8	the First Purchase Price or the Second Purchase Price in immediately available funds, by wire transfer to an account designated in writing to the Purchasers by the Company for such purpose.

1.3 Conditions Precedent: The obligations of the Purchasers under this Agreement are conditional upon and subject to the satisfaction, or Purchasers’ specific written waiver, on or before each Closing, of each of the following conditions:

1.3.1	appointment of a Chief Operating Officer acceptable to the Company’s Board of Directors and the Purchasers;

1.3.2	all authorizations, approvals, or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful sale of the Shares pursuant to this Agreement having been duly obtained;

1.3.3	approval by the Company’s Board of Directors of the establishment of a joint venture company on terms acceptable to the Company, the Purchasers and the parties to the joint venture agreement;

1.3.4	a legal opinion issued by a Cayman Islands counsel dated as of each Closing Date;

1.3.5	there shall have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on (i) the legality, validity or enforceability of any transaction documents or (ii) the results of operations, assets business, condition (financial or otherwise) or liabilities (including contingent liabilities) of the Company or (iii) the Company’s ability to perform in any material respect on a timely basis its obligations under any transaction document;

1.3.6	there shall have been no breach of the representations and warranties made by the Company in this Agreement prior to Closing Dates;

1.3.7	approval by the Company’s Board of Directors of the Transaction contemplated hereby.

Article 2

Additional Agreements

The Company and each Purchaser shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate and make effective the sale of the Shares (the “Sale”) and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the sale or any of the other transactions contemplated by this Agreement.

Article 3

Representations and Warranties of the Company

The representations and warranties of the Company contained herein shall be true and correct on and as of each Closing with the same effect as though such representations and warranties had been made on and as of the date of each Closing. Any information disclosed in the Company’s filings with the SEC or otherwise publicly available qualifies each of these representations and warranties as applicable. The Company represents and warrants to the Purchasers as of the date hereof as follows:

3.1 Organization and Qualification. The Company and its subsidiaries are duly incorporated and validly exist under the law of the jurisdiction of their incorporation, formation or organization except where the failure to be duly incorporated and validly exist would not reasonably be expected to have a material adverse effect on the business or properties of the Company (the “Material Adverse Effect”).The Company and its subsidiaries have the requisite corporate power and authority to own or lease and use their properties and assets and to carry on their business as currently conducted, except where the failure to be so qualified, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

3.2 Authorization of Agreements, etc. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the issuance, sale and delivery of the Shares have been duly authorized by all requisite corporate action and will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (a) any provision of the Company’s memorandum and articles of association, as amended, or by-laws, as amended; (b) any provision of any judgment, decree or order to which the Company is a party or by which it is bound; (c) any material contract or agreement to which the Company is a party or by which it is bound (as defined in Item 601(b)(10) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); or (d) any statute, rule or governmental regulation applicable to the Company, except for such violations, conflicts or defaults as would not individually or in the aggregate have a Material Adverse Effect on the Company.

3.3 Valid Issuance of Common Stock. The Shares have been duly authorized and, when issued, sold and delivered in accordance with this Agreement for the consideration expressed herein will be validly issued, fully paid and non-assessable and will be free and clear of all, charges and encumbrances (collectively, “Encumbrances”) of any nature whatsoever except for (i) restrictions on transfer under this Agreement and under applicable federal and state securities laws and (ii) Encumbrances created by each Purchaser.

3.4 Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of the Transaction documents (including, without limitation, the issuance of the Shares) (the “Approval”), other than (i) filings required by applicable state securities laws, (ii) the filing of a Notice of Sale of Securities on Form D with the SEC under Regulation D of the Securities Act of 1933 (the

“Securities Act”), (iii) the filing of any requisite notices and/or application(s) to the NYSE MKT for the issuance and sale of the Common Stock and the listing of the Common Stock for trading or quotation, as the case may be, thereon in the time and manner required thereby, and (iv) those that have been made or obtained prior to the date of this Agreement, except where failure to obtain such Approval would not reasonably be expected to have a Material Adverse Effect.

3.5 Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.6 Capitalization. All issued and outstanding Shares of capital stock are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance in all material respects with all applicable federal and state securities laws and none of such outstanding securities were issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. To the Company’s knowledge, except as disclosed in the reports of the Company filed on Form 20-F and as supplemented by information supplied in Form 6-K (the “SEC Reports”) and any Schedules 13D or 13G filed with the SEC pursuant to Rule 13d-1 of the Exchange Act by reporting persons, as of the date hereof no person or group of related persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock.

3.7 Material Changes; Undisclosed Events, Liabilities or Developments; Solvency. Since the date of the latest financial statements included within the SEC Reports, except as specifically disclosed in the SEC reports to the Purchasers, (a) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on (i) the legality, validity or enforceability of any transaction documents or (ii) the results of operations, assets business, condition (financial or otherwise) or liabilities (including contingent liabilities) of the Company and its subsidiaries as a whole or (iii) the Company’s ability to perform in any material respect on a timely basis its obligations under any transaction document, (b) there has not been any material change or amendment to, or any waiver of any material right by the Company under, any material contract, (c) all material contracts are in full force and effect except those that have expired by their terms or as otherwise set forth in the SEC Reports and, to the Company’s knowledge, no party to any material contract is in breach thereof in any material respect, (d) the Company’s business has been operated in the ordinary course in all material respects, and (e) the Company has not altered its method of accounting or changed its auditors, except as disclosed in its SEC Reports. The Company has not taken any steps to seek protection pursuant to any bankruptcy law and, to the Company’s knowledge, none of its creditors intends to initiate involuntary bankruptcy proceedings and there does not exist any fact which would reasonably lead a creditor to do so. Based on the financial condition of the Company as of the Closing, after giving effect to transactions contemplated hereby to occur at the Closing, the Company reasonably expects to have sufficient cash on hand to pay all of its currently foreseeable expenses for the next twelve months.

3.8 Title to Assets. The Company and its subsidiaries have good and marketable title to all tangible personal property owned by them which are material to the business of the Company, taken as a whole, free and clear of all liens (other than liens and pledges disclosed in Appendix A) except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or its subsidiaries. Any real property and facilities held under lease by the Company or its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or its subsidiaries (as applicable). The Company is not liable for any “earn-out” of its subsidiaries.

3.9 Intellectual Property. To the Company’s knowledge, the Company and its subsidiaries owns, possesses, licenses or has other rights to use, all patents, patent applications, trade and service marks, trade and service mark applications and registrations, trade names, trade secrets, inventions, copyrights, licenses, technology, know-how and other intellectual property rights and similar rights described in the SEC Reports as necessary or material for use in connection with its business and which the failure to own the licenses or rights would not reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). The Company has not received a notice (written or otherwise) from any person that the Company’s business as conducted violates or infringes upon the rights of that person, which violation or infringement would have or reasonably be expected to result in a Material Adverse Effect. To the Company’s knowledge, there is no existing infringement by another person of any of the Intellectual Property Rights that would have or would reasonably be expected to have a material adverse effect. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.10 Accuracy of Information. The information provided to the Purchasers is, in all material aspects, accurate, complete and not misleading.

3.11 Litigation. There is no action before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company which will cause a Material Adverse Effect to the Company and, to the Company’s knowledge, no such action is currently threatened of such a Material Adverse Effect. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act except as disclosed in the Company’s SEC reports.

3.12 Consents. No permits, approvals or consents of or notifications to (i) any governmental entities or (ii) any other persons are necessary by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except for the filings as may be required under applicable securities laws.

3.13 Brokers and Finders. Neither the Company nor any of its subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Sale or the other transactions contemplated by this Agreement.

Article 4

Representations and Warranties of Each Purchaser

The representations and warranties of the Purchasers contained herein shall be true and correct on and as of such Closing with the same effect as though such representations and warranties had been made on and as of the date of each Closing. Each Purchaser represents and warrants to the Company as of the date hereof as follows:

4.1 Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation, formation or organization, as applicable. The Purchaser is not in violation of any of the provisions of its certificate of incorporation (or equivalent incorporation document) in any material respects, its by-laws, operating agreement or other organizational or charter documents. The Purchaser is duly qualified to conduct business and is in good standing in its jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a material adverse effect.

4.2 Authorization of Agreements, etc. Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all requisite corporate or other action and will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (a) any provision of the Purchaser’s organizational documents as currently in effect (if Purchaser is not a natural person); (b) any provision of any judgment, decree or order to which Purchaser is a party or by which it is bound; (c) any material contract or agreement to which the Company is a party or by which it is bound (as defined in Item 601(b)(10) of Regulation S-K under the Exchange Act; or (d) any statute, rule or governmental regulation applicable to the Company, except for such violations, conflicts or defaults as would not individually or in the aggregate have a material adverse effect on the Company.

4.3 Validity. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.4 Investment Representations.

4.4.1 Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and, if Purchaser is other than a natural person, was not organized for the specific purpose of acquiring the Purchaser Shares;

4.4.2 Purchaser acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of the Shares, or prossession or distribution of offering materials in connection with the issuance of the Shares in any jurisdiction outside the United States where action for that purpose is required.

4.4.3 Purchaser is knowledgeable, sophisticated and experienced in financial and business matters and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof;

4.4.4 Purchaser has satisfied itself as to the full observance by it of the laws of its jurisdiction of organization in connection with any invitation to subscribe for the Shares being purchased by it including (i) the law of its jurisdiction of organization for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, and (iii) any governmental authority.

4.4.5 the Purchaser Shares being purchased by Purchaser hereunder are being acquired for Purchaser’s own account solely for the purpose of investment and not with a present view to, or for sale in connection with, any distribution thereof;

4.4.6 Purchaser understands and acknowledges that:

(i) the Shares have not been registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and the Company is relying upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, covenants, agreements, acknowledgments and understandings of Purchaser contained in this Agreement in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Purchaser Shares;

(ii) the Purchaser Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. If the Purchaser would like to dispose the Shares, it shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and if reasonably requested by the Company, the Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Shares under the Securities Act, provided, however, that 4.4.6(i) and (ii) shall not apply in the event of sales pursuant to Rule 144;

(iii) the Purchaser Shares will bear a legend substantially in the form set forth in Section 6.1 herein; and

(iv) the Company will make a notation on its transfer books to such effect;

4.4.7 the Company has made available to Purchaser all documents and information that the Purchaser has requested relating to an investment in the Shares, and Purchaser has had an opportunity to discuss this investment with representatives of the Company and ask questions of them; and

4.4.8 Purchaser has, in connection with its decision to purchase the Purchaser Shares, relied solely upon the representations and warranties of the Company contained in this Agreement.

4.5 Risk of Loss. Purchaser understands that its investment in the Purchaser Shares involves a significant degree of risk, including a risk of total loss of Purchaser’s investment, and Purchaser has full cognizance of and understands all of the risk factors related to its purchase of the Purchaser Shares, including, but not limited to, those set forth in the Annual, Quarterly and Current Reports filed by the Company with the SEC. Purchaser understands that no representation is being made as to the future value of the Purchaser Shares.

4.6 Brokers and Finders. The Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Sale or the other transactions contemplated by this Agreement.

Article 5

Covenants

5.1 Joint Venture Company. The Company shall establish a joint venture company (“JV Company”) in which the Company holds 51% shares;

(i)	all business contracts for the LCD logo wall business shall be transferred to the JV Company;

(ii)	the Company must have a call option to acquire the remaining 49% shares of the JV Company. The call option deadline must be set out and approved by the Company’s Board of Directors, as well as Primary Listing Growth Investment Limited and its affiliates (the “Lead Investors”);

(iii)	the Company must have the right of first refusal to purchase the remaining 49% shares of the JV Company; and

(iv)	shareholders of the 49% shares in the JV Company must have agreed not to engage in competing businesses without disclosure to the Company.

5.2 Conversion Shares. The existing convertible promissory notes entered into by the Company in the principal amount of US$3,000,000, as well as any applicable interest thereon, must be converted into 3,000,000 Shares, as well as an additional Shares attributable to applicable interest, along with the issuance of the Purchaser Shares at Closing at the same valuation as the Purchaser Shares;

5.3 Same Principal Business. After the Closing of the Transaction, the Company must continue to engage in the same principal business, except with the consent of the Lead Investors, such consent not to be unreasonably withheld.

5.4 Compliance. The business of the Company shall not be conducted in material violation of any statute, rule or regulation of any governmental authority applicable to the Company or its subsidiaries.

5.5 Inspection. The Lead Investors will be permitted to inspect the facilities, books and records of the Company and its subsidiaries upon ten (10) business days’ notice and subject to the prior written consent of the Company and its subsidiaries which consent shall not be unreasonably withheld.

5.6 Use of Proceeds. All of the proceeds received by the Company from the sale of the Shares (the “Proceeds”) shall be used for the general working capital of the Company; a majority of the working capital shall be used towards the capital expenditure for the Home Inns business and the LCD logo wall business. No Proceeds from the transaction shall be used to settle any earn-out liabilities or tax provisions.

5.7 Pledge. The Company shall not pledge its assets or create any liens or guarantees without its Board of Directors’ approval.

5.8 Audit Committee. A majority of the Company’s audit committee of the Company shall be independent non-executive directors.

5.9 Financial Statements. The Company shall provide the Purchasers with regular financial statements, reporting, and other information requirements (quarterly) as reasonably requested by the Lead Investors.

5.10 Registration. If the Company registers additional shares of its Common Stock for sale to the public in any jurisdiction outside of the People’s Republic of China, the Company agrees to include the Shares if requested by the Lead Investors.

5.11 Board Representation. Each of TGC Media Investment II Corp. and Frost Gamma Investment Trust shall be entitled to appoint one representative to the Company’s Board of Directors.

Article 6

Miscellaneous

6.1 Legend. Each certificate that represents Shares shall have conspicuously endorsed thereon the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE

UNLESS (A) A REGISTRATION STATEMENT FOR THE SECURITY UNDER THE SECURITIES ACT IS IN EFFECT OR (B) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR RELEVANT STATE SECURITIES LAWS.

6.2 Form D and Blue Sky. The Company shall file a Form D with respect to the Shares as required under Regulation D. The Company shall, on or before each Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to, qualify the Shares for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification) if so required by such applicable state laws. Without limiting any other obligation of the Company under this Agreement, the Company shall timely make all filings and reports relating to the offer and sale of the Securities required under all applicable securities laws (including, without limitation, all applicable federal securities laws and all applicable “Blue Sky” laws), and the Company shall comply with all applicable federal, state and local laws, statutes, rules, regulations and the like relating to the offering and sale of the Shares to the Purchasers.

6.3 Short Sales After The Date Hereof. Each Purchaser agrees, as to itself, not to use any of the restricted Shares acquired pursuant to this Agreement to cover any short sales (as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act) in the Common Stock of the Company if doing so would be in violation of applicable securities laws in the holding and sale of the Shares;

6.4 Brokerage. Each party hereto will indemnify and hold harmless the other against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

6.5 Assignment; Parties in Interest. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. The rights and obligations of the Purchasers shall be freely assignable to an affiliate of the Purchaser and the Company’s written consent shall not be required. This Agreement is made solely for the benefit of and is binding upon each Purchaser and the Company, and no other person shall acquire or have any right under or by virtue of this Agreement. For avoidance of doubt, Shares cannot be transferred to any third parties without prior written notice to the Company’s transfer agent and legal opinion issued by the Company in relation to the transferability of the Shares.

6.6 Notices. All notices, requests, consents, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via facsimile to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or overnight mail via a nationally recognized courier providing a receipt for delivery and properly addressed as follows:

If to the Company:	SearchMedia Holdings Limited
Room 902 and 903
500 Weihai Road
Jing An District
Shanghai, China
200041
Attn: Peter W. H. Tan, Chief Executive Officer
Fax: (86) 21 6227 8008

With a copy to:	SearchMedia Holdings Limited
4400 Biscayne Blvd.
Miami, FL 33137
Attn: Joshua Weingard, Chief Legal Officer
Fax: (305) 5754130

If to a Purchaser, to its address and facsimile number set forth on the signature pages of Purchasers, with a copy to such Purchaser’s representative as set forth on the signature page of the Purchaser. Or to such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) days prior to the effectiveness of such change.

6.7 Securities Laws Disclosure: Publicity. By 9:00 a.m., New York City time, on the trading day immediately following the execution of this Agreement, the Company shall issue a press release (“Press Release”) disclosing all material terms of the transactions contemplated hereby. On or before 9:00 a.m., New York Time, on or before the fourth trading day immediately following the approval of the Purchased Shares for listing, the Company will file a current report on Form 6-K with the SEC describing the terms of the Transaction documents (and including as exhibits to such current report on Form 6-K the material Transaction documents (including, without limitation, this Agreement)). Each Purchaser covenants, as to itself, that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in this section, such Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

6.8 Confidentiality. Each Purchaser agrees, as to itself, that it and its employees, agents and representatives will keep confidential and will not disclose, divulge or use (other than for purposes of monitoring its investment in the Company) any confidential information which such Purchaser may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to such Purchaser pursuant to this Agreement granted hereunder, unless such information is known to the public through no fault of such Purchaser or its employees or representatives; provided, however, that such Purchaser may disclose such information (i) to its attorneys, accountants and other professionals in connection with their representation of such Purchaser in connection with the Purchasers’ investment in the

Company, (ii) to any prospective permitted transferee of the Shares, so long as the prospective transferee agrees in writing to be bound by the provisions of this Section, or (iii) to any general partner or affiliate of such Purchaser.

6.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida for all purposes and in all respects, without regard to the conflict of law provisions of such state that would cause the laws of another jurisdiction to apply. The parties hereto acknowledge and agree that venue and jurisdiction for any claim, suit or controversy related to or arising out of this Agreement shall lie in the state or federal courts located in Miami-Dade County, Florida. THE PARTIES HEREBY WAIVE THE RIGHT TO JURY TRIAL OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR THE CONDUCT OF THE RELATIONSHIP BETWEEN THEM.

6.10 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof.

6.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals for all purposes of this Agreement.

6.12 Expenses. Irrespective of whether either the First Closing or the Second Closing is effected, the Company shall pay its own and Purchasers shall pay their own costs and expenses with respect to the negotiation, execution, delivery and performance of this Agreement.

6.13 Amendments and Waivers. This Agreement may be amended or modified, and provisions hereof may be waived, only with the written consent of the Company and each Purchaser.

6.14 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

6.15 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

6.16 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

6.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

6.18 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

6.19 Liability Not Affected by Knowledge or Waiver. The right to recovery of losses or other remedy based upon breach of representations, warranties or covenants will not be affected by any investigation conducted, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance or noncompliance with any such representation, warranty, or covenant.

6.20 Prior Agreement. This Agreement will not prejudice the rights and obligations of the parties under the settlement agreement entered into between the Company and certain other parties, including Sun Hing Associates Limited and dated 25 May 2012.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

SEARCHMEDIA HOLDINGS LIMITED

By:	/s/ Peter W.H. Tan
Name:	Peter W.H. Tan
Title:	Chief Executive Officer

[SEARCHMEDIA SIGNATURE PAGE]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

PURCHASERS:

If a corporation or other entity:

By: Name: Title:

Aggregate Purchase Price (Subscription Amount):

Number of Shares to be Acquired:

Address for Notice:

Facsimile No.:

Attn:

Tax ID No. :

Delivery Instructions:
(if different than above)

c/o

Street:

City/State/Zip:

Attention:

Telephone No.: